Consent of Independent Auditors

We consent to the inclusion in CFM Corporation’s Annual Report on Form 40-F of our audit report dated November 8, 2002, on the consolidated statements of financial position of CFM Corporation (formerly CFM Majestic Inc.) as at September 28, 2002 and September 29, 2001, and the consolidated statements of operations and retained earnings and cash flows for the  years ended September 28, 2002, September 29, 2001 and September 30, 2000, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Toronto, Canada                                                                      /s/ Ernst & Young LLP

November 8, 2002

Chartered Accountants